                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G

                                (Rule 13d-102)

          Information to be Included in Statements Filed Pursuant to
              Rules 13d-1(b), (c) and (d) and Amendments Thereto
                        Filed Pursuant to Rule 13d-2(b)

                   Under the Securities Exchange Act of 1934


                         Spinnaker Exploration Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 84855 W 10 9
                        ------------------------------
                                 (CUSIP Number)

                              September 28, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 84855W 10 9
           -------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


     WARBURG, PINCUS VENTURES, L.P.             13-3784037
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                  -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                   6,800,585
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                  -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                6,800,585
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,800,585
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

       33.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

       PN
------------------------------------------------------------------------------

  CUSIP NO. 84855W 10 9
           -------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


     E.M. WARBURG, PINCUS & CO., LLC            13-3536050
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      NEW YORK
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                  -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                   6,800,585
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                  -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                6,800,585
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,800,585
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

       33.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

       OO
------------------------------------------------------------------------------

  CUSIP NO. 84855W 10 9
           -------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


       WARBURG, PINCUS & CO.                    13-6358475
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      NEW YORK
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                  -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                   6,800,585
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                  -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                6,800,585
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,800,585
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

       33.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

       PN
------------------------------------------------------------------------------

Item 1

     (a) Name of Issuer:

         Spinnaker Exploration Company

     (b) Address of Issuer's Principal Executive Offices:

         1200 Smith Street, Suite 800
         Houston, Texas 77002

Item 2

     (a) Name of Person Filing:

         Warburg, Pincus Ventures, L.P.
         E. M. Warburg, Pincus & Co., LLC
         Warburg, Pincus & Co.

         All of the shares indicated are owned directly by Warburg, Pincus Ventures, L.P. ("WPV"). Warburg, Pincus & Co. ("WP") is the sole general partner of WPV and E. M. Warburg, Pincus & Co., LLC
         ("EMW LLC") is the manager of WPV. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP.

     (b) Address of Principal Business Office or, if none, Residence:

         466 Lexington Avenue
         New York, NY 10017

     (c) Citizenship:

         New York

     (d) Title of Class of Securities:

         Common Stock $.01 par value

     (e) CUSIP Number:

         84855W 10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

        Not applicable.

Item 4. Ownership.

     (a)  Amount beneficially owned:

          6,800,585 shares of Common Stock

     (b)  Percent of class:

          33.3%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:

          (ii)  Shared power to vote or to direct the vote:

                        6,800,585 shares of Common Stock

          (iii) Sole power to dispose or to direct the disposition of:

          (iv)  Shared power to dispose or to direct the disposition of:

                        6,800,585 shares of Common Stock

Item 5.  Ownership of Five Percent or Less of a Class.

                 Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.


Item 8.  Identification and Classification of Members of the Group.

          Not applicable.


Item 9.  Notice of Dissolution of a Group.

          Not applicable.


Item 10. Certification.

          Not applicable.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 14, 2000
                                    ----------------------------------------
                                                     Date


                                    WARBURG, PINCUS VENTURES, L.P.

                                    By: Warburg, Pincus & Co., General Partner

                                    By: /s/ Stephen Distler
                                        ------------------------------------
                                        Stephen Distler, Partner


                                    E. M. WARBURG, PINCUS & CO., LLC

                                    By: /s/ Stephen Distler
                                        ------------------------------------
                                        Stephen Distler, Member


                                    WARBURG, PINCUS & CO.

                                    By: /s/ Stephen Distler
                                        ------------------------------------
                                        Stephen Distler, Member